UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Digi International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DIGI INTERNATIONAL INC.
11001 Bren Road East
Minnetonka, Minnesota 55343
952/912-3444
     November 29, 2010
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Thursday, January 20, 2011.
     The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.
Sincerely,

Joseph T. Dunsmore
Chairman of the Board

DIGI INTERNATIONAL INC.
Notice of Annual Meeting of Stockholders
to be held on
January 20, 2011
     The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Thursday, January 20, 2011, for the following purposes:
     1. To elect two directors for a three-year term.
     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending September 30, 2011.
     3. To transact such other business as may properly be brought before the meeting.
     The Board of Directors has fixed November 23, 2010 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
     Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.
By Order of the Board of Directors,

James E. Nicholson
Secretary
Minnetonka, Minnesota
November 29, 2010

PROXY STATEMENT
GENERAL INFORMATION
     The enclosed proxy is being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (“Digi,” “we,” “us” or “our”), for use in connection with the Annual Meeting of Stockholders to be held on Thursday, January 20, 2011, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on November 23, 2010 will be entitled to vote at such meeting or adjournments.
     The address of our principal executive office is 11001 Bren Road East, Minnetonka, Minnesota 55343 and our telephone number is (952) 912-3444. The mailing of this Proxy Statement and form of proxy to stockholders will commence on or about December 10, 2010.
     Stockholder Proposals. Stockholder proposals (other than director nominations) that are submitted for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders must follow the procedures set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and our By-Laws. To be timely under Rule 14a-8, such proposals must be received by us at our principal executive office no later than August 5, 2011.
     If a stockholder does not submit a proposal for inclusion in our proxy statement but desires to propose an item of business to be considered at an annual meeting of stockholders or to nominate persons for election as director at an annual meeting, then the stockholder must give timely written notice of such proposal or nominations to our Secretary at our principal executive office. To be timely under our By-Laws, we must receive notice of the stockholder’s intention to propose an item of business or to nominate persons for election as director not less than 120 days before the first anniversary of the date of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, in which case such notice will be timely only is delivered not less than 120 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting), and the notice must otherwise comply with certain other requirements contained in our By-Laws as well as all applicable statutes and regulations.
     Assuming that our next annual meeting of stockholders is held not more than 30 days before nor more than 60 days after the one-year anniversary of this year’s Annual Meeting, we must receive notice of a stockholder’s intention to propose an item of business or nominate persons for election as a director on or before September 22, 2011. A stockholder’s notice will not be deemed to be submitted until we have received all of the required information.
     Expenses of Soliciting. We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, email or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials. To assist the Company in soliciting proxies for the 2011 Annual Meeting of Stockholders, the Company has retained D.F. King for a total fee not to exceed $6,000 plus out-of-pocket expenses.
     Vote Required. A plurality of the votes of our outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of the proposal to ratify the appointment of auditors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of the proposal.
     Our Common Stock, par value $.01 per share, is our only authorized and issued voting security. At the close of business on November 23, 2010, there were 25,107,340 shares of Common Stock outstanding, each of which is entitled to one vote. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.
HOW TO VOTE
     Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 12:00 p.m. Central Time on Wednesday January 19, 2011. You may vote in one of the following ways:

     By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.
     By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.
     By Mail. If you are a holder of record and received a paper copy of the proxy card by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the envelope provided. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form.
     At the Meeting. The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.
     All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.
     Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at our executive offices before the meeting, or at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held
on January 20, 2011:
The Proxy Statement and Annual Report to Stockholders are available at:
http://materials.proxyvote.com/253798

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our Common Stock, as of November 23, 2010, by each of our directors or nominees for director, by each of our executive officers named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by us to own beneficially more than 5% of our outstanding Common Stock.

			Percentage
	Amount and Nature of		Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Shares

Directors, nominees and executive officers:
Joseph T. Dunsmore	422,375	(2)	1.65%
Lawrence A. Kraft	234,625	(3)	*
Subramanian Krishnan	20,891		*
Brenda L. Mueller	70,219	(4)	*
Joel K. Young	235,154	(5)	*
Guy C. Jackson	141,831	(6)	*
Kenneth E. Millard	98,481	(7)	*
Ahmed Nawaz	181,165	(8)	*
William N. Priesmeyer	96,081	(9)	*
Bradley J. Williams	205,796	(10)	*
All directors, nominees and executive officers as a group (10 persons)	1,706,618	(11)	6.42%
Other beneficial owners:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,020,306	(12)	8.05%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,079,485	(13)	8.28%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,317,244	(14)	9.23%
Riverbridge Partners LLC 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402	2,501,543	(15)	9.96%

*	Less than one percent.

(1)	Fractional shares are rounded to the nearest whole share. Unless otherwise indicated in footnote below, (i) the listed beneficial owner has sole voting power and investment power with respect to such shares, and (ii) no director or executive officer has pledged as security any shares shown as beneficially owned.

(2)	Includes 417,604 shares covered by options which are exercisable within 60 days of the record date.

(3)	Includes 234,625 shares covered by options which are exercisable within 60 days of the record date.

(4)	Includes 62,547 shares covered by options which are exercisable within 60 days of the record date.

(5)	Includes 233,625 shares covered by options which are exercisable within 60 days of the record date.

(6)	Includes 136,831 shares covered by options which are exercisable within 60 days of the record date.

(7)	Includes 78,331 shares covered by options which are exercisable within 60 days of the record date.

(8)	Includes 81,165 shares covered by options which are exercisable within 60 days of the record date and 100,000 shares held in a margin account secured by a pledge of such shares.

(9)	Includes 93,081 shares covered by options which are exercisable within 60 days of the record date.

(10)	Includes 121,331 shares covered by options which are exercisable within 60 days of the record date.

(11)	Includes 1,459,140 shares covered by options which are exercisable within 60 days of the record date held by five non-employee directors and five executive officers.

(12)	Based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. on February 29, 2010 reflecting beneficial ownership as of December 31, 2009. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, and certain of its affiliates (collectively, the “BGI Entities”) from Barclays Bank PLC. As a result, the BGI Entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings.

(13)	Based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 8, 2010 reflecting beneficial ownership as of December 31, 2009. Dimensional Fund Advisors had sole voting power over 2,029,855 shares and sole dispositive power over 2,079,485 shares. Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over securities that are owned by four investment companies to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP may act as adviser or sub-adviser (collectively, the “Funds”), and may be deemed to be the beneficial owner of the shares held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(14)	Based on information reported to the SEC in an amended Schedule 13G filed by Royce & Associates, LLC on January 25, 2010 reflecting beneficial ownership as of December 31, 2009.

(15)	Based on information reported to the SEC in an amended Schedule 13G filed by Riverbridge Partners LLC on February 2, 2010 reflecting beneficial ownership as of December 31, 2009. Riverbridge Partners LLC had sole voting power over 2,007,668 shares, shared voting power with respect to 9,400 shares and sole dispositive power over 2,501,543 shares.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Our business is managed by or under the direction of a Board of Directors with a number of directors, not less than three, fixed from time to time by the Board of Directors. The Board is divided into three classes as nearly equal in number as possible, and directors of one class are elected each year for a term of three years. Each class consists of at least one director. The Board of Directors has fixed at two the number of directors to be elected to the Board at the 2011 Annual Meeting of Stockholders. The Nominating and Governance Committee has nominated Messrs. Dunsmore and Williams to stand for election for a three-year term. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.
     Each of the nominees named below is currently a director of our company, and each has indicated a willingness to serve as a director. The Nominating and Governance Committee of the Board of Directors selected each of the nominees named below. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee selected by the Nominating and Governance Committee.
     Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2011 Annual Meeting:
Nominees for Term Expiring in 2014:
Joseph T. Dunsmore, age 52
     Mr. Dunsmore joined our company in October 1999 as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000. Prior to joining us, Mr. Dunsmore was Vice President of Access for Lucent Microelectronics, a telecommunications company now known as Agere Systems Inc., since June 1999. From October 1998 to June 1999, he acted as an independent consultant to various high technology companies. From February 1998 to October 1998, Mr. Dunsmore was Chief Executive Officer of NetFax, Inc., a telecommunications company. From October 1995 to February 1998, he held executive management positions at US Robotics and then at 3COM after 3COM acquired US Robotics in June 1997. Prior to that, Mr. Dunsmore held various marketing management positions at AT&T Paradyne Corporation from May 1983 to October 1995. Mr. Dunsmore is also a director of Analysts International Corporation.
     Mr. Dunsmore has led our company for more than 10 years. Under his leadership our company has been repositioned in growth markets. As Chairman and Chief Executive Officer, he brings to the board his thorough knowledge of Digi’s business, culture, strategy, people, operations, competition and financial position. Mr. Dunsmore provides demonstrated executive leadership and strategic vision.
Bradley J. Williams, age 50
     Mr. Williams has been a member of our Board of Directors since June 2001. Since April 2008, Mr. Williams has been the President of Doextra Corporation, a value-added reseller of Customer Relationship Management (CRM) software. From February 2007 to April 2008, Mr. Williams served as the Vice President of Sales for Doextra Corporation. From October 2005 to February 2007, Mr. Williams was the President of Catalyst Resources, L.C., a management consulting firm specializing in business development for entrepreneurs and small business owners. Prior to that, Mr. Williams was the Vice President of Sales for On Demand Technologies, a provider of technology driven communications products, from February 2004 to October 2005. Mr. Williams was the President of Relationship Marketing, Inc., a provider of marketing communications solutions, from August 2003 to February 2004 and he previously served as Executive Vice President, Sales of Relationship Marketing commencing June 2002. In January 2000, Mr. Williams co-founded Raviant Networks, Inc., a provider of comprehensive software solutions and professional services to the telecommunications industry, where he served as its Chief Operating Officer from April 2000 until June 2002. He also served as a director of Raviant from April 2000 to August 2002. An involuntary Chapter 7 bankruptcy petition was filed against Raviant in October 2002 and was dismissed in March 2003. From August 1996 to December 1999, Mr. Williams worked for Integrated Network Solutions, a value-added reseller of hardware, software and network services, where he started a telecommunications consulting division that was eventually spun off as Raviant Networks.
     Mr. Williams has had an extensive career as an entrepreneur and product innovator in the software solutions industry. As a senior executive officer of a software marketing company with extensive leadership experience in sales management and business development, Mr. Williams adds an important strategic and market perspective for the board.

The knowledge and experience Mr. Williams gained through various roles in the areas of business software systems, software strategy and product development are important to the future strategic direction of our company.
Directors Whose Terms Expire in 2013:
Guy C. Jackson, age 68
     Mr. Jackson has been a member of our Board of Directors since November 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis Offices. Mr. Jackson also serves as a director and chair of the audit committees of Cyberonics, Inc., EpiCept Corporation and Life Time Fitness, Inc. He is a former director of Urologix, Inc.
     Mr. Jackson brings more than 35 years of finance, audit and accounting experience to the board. Both as a director and as Chair of the Audit Committee, Mr. Jackson’s significant leadership and professional expertise in audit and finance provide a valuable perspective for the board regarding financial processes, financial risk management and corporate governance. In addition, Mr. Jackson’s other outside board experiences provide a broad strategic and operating perspective that is valuable to the board.
Ahmed Nawaz, age 61
Mr. Nawaz has been a member of our Board of Directors since October 2006. Since October 2010, Mr. Nawaz has been Executive Vice President, Wireless Solutions Group at Spansion Inc. From July 2009 to October 2010, Mr. Nawaz was Executive Vice President of Worldwide Sales, Marketing and Corporate Development at Spansion Inc. and from November 2006 to June 2009, he was Executive Vice President for the Wireless Solutions Division at Spansion Inc. On March 1, 2009, Spansion Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Mr. Nawaz was a management consultant from January 2006 to November 2006. Prior to that, Mr. Nawaz was Executive Vice President, Worldwide Sales of Agere Systems Inc., a provider of integrated circuit solutions, from March 2001 to December 2005. Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from April 2000 to March 2001 and President, Integrated Circuits Division, from June 1998 to April 2000 of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz was Vice President of Lucent’s Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.
     As a highly accomplished world-wide executive in the semiconductor and telecommunications industries, Mr. Nawaz has extensive leadership expertise in sales, marketing, distribution, industry strategy and international management. His valuable experiences leading and managing large global operations with semiconductor and wireless technologies give Mr. Nawaz particular insights and perspectives important to the board for future direction of our company. In addition, Mr. Nawaz’s executive multinational management experiences in sales and product management, particularly in Asia Pacific, lend global technology insights to the board view of future strategic direction. As our Lead Director, Mr. Nawaz employs his extensive senior management and corporate governance in leading our board of directors.
Directors Whose Terms Expire in 2012:
Kenneth E. Millard, age 64
     Mr. Millard has been a member of our Board of Directors since October 1999. Mr. Millard was Chairman, Chief Executive Officer, President and a director of Telular Corporation, a telecommunications company, until February 2005, after serving as President and Chief Executive officer since April 1996 and Chairman since 2001. Prior to that, Mr. Millard was the President and Chief Operating Officer of Oncor Communications, a telecommunications company, from February 1992 to January 1996. Prior to that, he held various executive management positions at Ameritech Corporation and worked as an attorney for AT&T and Wisconsin Bell. Mr. Millard serves as chairman and a director of Dascom Systems Group LLC, a private corporation.
     Mr. Millard brings to the board business leadership, corporate strategy and operating expertise. As a former chief executive officer and business executive with multiple companies in the telecommunications industry, Mr. Millard has extensive experience formulating and implementing advanced telecommunications strategies and products. This background is particularly valuable as our board considers expansion strategies for our company. In addition, Mr. Millard’s legal background and financing experience add valuable perspective to ongoing governance and financial matters.
William N. Priesmeyer, age 65
     Mr. Priesmeyer has been a member of our Board of Directors since November 2005. He has been the Chief Executive Officer of Cymbet Corporation, a manufacturer of thin film energy cells for the semiconductor industry, since November 2001. Mr. Priesmeyer served as Senior Vice President and Chief Financial Officer of Jostens Inc., a producer of educational products, from August 1997 to June 2001. Prior to that, he held Chief Financial Officer positions at Waldorf Corporation, DataCard Corporation and Onan Corporation and was a Vice President at The Pillsbury Company. Mr. Priesmeyer began his career at Xerox Corporation.
     As the chief executive officer and board member of a technology company in the semiconductor industry, Mr. Priesmeyer brings to our board extensive leadership experience in corporate strategy, manufacturing, operations, technology and finance. In addition, Mr. Priesmeyer has held chief financial officer positions in both publicly held and private companies where he employed his expertise overseeing all global financial, mergers and acquisitions, and risk management functions on a daily basis. Mr. Priesmeyer provides a continuous improvement perspective towards company financial performance and operations for the board. He is also one of our audit committee financial experts.
Director Independence
     None of the directors is related to any other director or to any executive officer of our company. The Board of Directors has determined that Messrs. Jackson, Millard, Nawaz, Priesmeyer and Williams, who constitute a majority of the Board of Directors, are “independent” as defined in the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”). In making the independence determinations, our Board of Directors considered the following relationship: Mr. Nawaz, who has served as a director of our company since October 2006, is Executive Vice President of Worldwide Sales, Marketing and Corporate Development of Spansion Inc. During fiscal 2010, Digi purchased exclusively through independent third party distributors in the ordinary course of business an aggregate of approximately $243,000 of Spansion Inc. components. Because the purchases were made through independent third party distributors, the Board of Directors has determined that the purchases of Spansion Inc. components do not interfere with Mr. Nawaz’s exercise of independent judgment in carrying out his responsibilities as a director.
Board Leadership Structure
     Our company does not have a written policy with respect to separation of the roles of Chief Executive Officer and Chairman of the Board because our Board of Directors believes it is in the best interests of our stockholders to make that determination based on the applicable circumstances. The Board of Directors is currently led by Mr. Dunsmore in his role as Chairman of the Board. The Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interest of our stockholders at this time, in large part because the Chief Executive Officer is responsible for the daily management of our company and the development and implementation of our corporate strategy and has regular contact and access to the people, information and resources necessary to facilitate the appropriate flow of information and to support the functions of the Board of Directors. Our independent non-employee directors have elected Mr. Nawaz from among themselves to serve as lead director to complement the Chairman of the Board’s role.
     As our lead director, Mr. Nawaz (i) presides as chair of meetings of the Board of Directors when the Chairman of the Board is absent; (ii) organizes, convenes and presides over executive sessions of the independent non-employee directors, (iii) serves as the principal liaison between the independent non-employee directors and the Chairman of the Board and Chief Executive Officer, (iv) consults with the Chairman of the Board in establishing schedules and agendas for meetings of the Board of Directors, and (v) serves in such other capacities with such other duties as the independent non-employee directors may determine from time to time.
     The Board of Directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of the company because it strengthens the Board’s role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our stockholders. Furthermore, our company’s current leadership structure recognizes the depth of company and industry experience of Mr. Dunsmore, and the need for a leader among independent non-employee directors in order to facilitate both compliance with listing requirements and communication among our independent directors and the Chairman of the Board and Chief Executive Officer.
The Board’s Role in Risk Oversight
     The Board of Directors is actively involved in the oversight of risks facing our company and endeavors to provide management with guidance on the mitigation of identified risks. While the Board of Directors is generally responsible for risk management, certain committees of the Board of Directors are responsible for specific areas of risk relating to their respective focuses:
•	Our Audit Committee is responsible for the oversight of financial risk relating to our consolidated financial statements, financial reporting processes and internal control over financial reporting.

•	Our Compensation Committee is responsible for the oversight of company-wide compensation risk and reviews on an annual basis whether the risks arising from our compensation policies and practices with respect to our employees generally are reasonably likely to have a material adverse effect on the company.

•	Our Nominating and Governance Committee monitors the risks related to our governance structure, policies and procedures.
     The chair of each committee is responsible for reporting to the full Board of Directors the activities of the committee, the significant issues that have been presented to or otherwise discussed by the committee, and the committee’s final determination with respect to such issues, as appropriate. By leveraging the particular competencies of its committees, the Board of Directors actively utilizes its leadership structure to administer its role in the risk oversight of our company.
Risks Arising from Compensation Policies and Practices
     Our management recently conducted an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared a report and analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Committees of the Board of Directors and Meeting Attendance
     The Board of Directors met 16 times during fiscal 2010. All directors attended at least 95% or more of the meetings of the Board and of the Committees on which they served during fiscal 2010. We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Following is a description of the functions performed by each of these Committees.
Audit Committee
     Our Audit Committee presently consists of Messrs. Jackson (Chairman), Priesmeyer and Williams. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC and all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the Board of Directors has determined that Messrs. Jackson, Williams and Priesmeyer have the financial experience required by the applicable Nasdaq listing standards and Messrs. Jackson and Priesmeyer are each an “audit committee financial expert” as defined by applicable regulations of the SEC. The Audit Committee oversees our accounting, internal controls and financial reporting process by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The Audit Committee met 16 times during fiscal 2010. As discussed below under the “Related Person Transaction Approval Policy”, the Audit Committee is also responsible for the review and approval or ratifications of transactions under our Related Person Transaction Approval Policy. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the Investor Relations section of our website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect changing circumstances and requirements.
Compensation Committee
     We have a Compensation Committee presently consisting of Messrs. Millard (Chairman), Jackson and Nawaz. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and reviews the annual incentive compensation structure. The Compensation Committee also oversees our benefit plans and administers the Digi International Inc. Stock Option Plan, the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee Stock Purchase Plan and the Digi International Inc. 2000 Omnibus Stock Plan. The Compensation Committee met 11 times during fiscal 2010. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Compensation Committee reviews the Compensation Committee Charter annually and may recommend to the Board of Directors revisions to the Compensation Committee Charter to reflect changing circumstances and requirements. The processes and procedures used by the Compensation Committee for considering and determining executive and director compensation are described below under “Executive Compensation — Compensation Discussion and Analysis” on pages 11 through 19.
Nominating and Governance Committee
     We have a Nominating and Governance Committee, presently consisting of Messrs. Priesmeyer (Chairman), Millard and Williams. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Nominating and Governance Committee selects candidates as nominees for election as directors, advises the Board of Directors about the appropriate composition of the Board of Directors and its committees and oversees corporate governance matters. The Nominating and Governance Committee met 2 times during fiscal 2010. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Nominating and Governance Committee reviews the Nominating and Governance Committee Charter annually and may recommend to the Board of Directors revisions to the Nominating and Governance Committee Charter to reflect changing circumstances and requirements.
Director Nominee Selection Process and Criteria
     The Nominating and Governance Committee generally identifies director candidates based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating and Governance Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.
     Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. We do not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board of Directors, in addition to other factors it deems appropriate based on the current needs and desires of the Board of Directors:
•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, and high-level managerial experience;

•	whether the member/potential member is subject to a potentially disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•	whether the member/potential member assists in achieving a mix of members on the Board of Directors that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as us;

•	whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board of Directors; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.
Stockholder Communications with the Board of Directors
     Stockholders may communicate with the Board of Directors by addressing correspondence to Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Lead Director. Mr. Nawaz currently serves as the Lead Director. All such communications will be forwarded directly to the Chairman. The Chairman will forward communications directed at particular members of the Board of Directors directly to the particular members. Communications directed to the Board of Directors in general will be handled by the Lead Director.
     We do not have a policy regarding attendance of members of the Board of Directors at annual meetings of our stockholders. One director attended the January 2010 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is comprised entirely of independent, outside directors. No member of this committee was at any time during fiscal 2010 or at any other time an officer or employee of the Company or any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.
Report of the Audit Committee
     The role of our Audit Committee, which is composed of three independent non-employee directors, is one of oversight of our management and our independent registered public accounting firm in regard to our financial reporting and our internal controls respecting accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by our independent registered public accounting firm to ensure that no prohibited non-audit services are provided by the independent registered public accounting firm and that the independent registered public accounting firm’s independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with our management and independent registered public accounting firm.
     The Audit Committee has (i) reviewed and discussed our audited consolidated financial statements for the fiscal year ended September 30, 2010 with our management; (ii) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communication with audit committees; and (iii) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
     Based on the review and discussions with management and our independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for filing with the SEC.
Guy C. Jackson (Chairman)
William N. Priesmeyer
Bradley J. Williams

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     The compensation program goals for our Named Executives (whom we refer to as Executives elsewhere) identified on the Summary Compensation Table on page 20 are to incent profitable growth and create long-term value for our shareholders. Our “pay-for-performance” compensation programs reward sustained financial and operating performance and the creation of shareholder value, align the interests of our Executives with those of our shareholders, support retention goals, and attract qualified executive talent.
     Compensation elements are designed to simultaneously fulfill one or more performance, alignment, attraction and retention objectives. Direct compensation elements consist of base salary, annual and quarterly cash incentive and equity incentive compensation. We place great emphasis on the opportunity for incentive compensation, thus aligning total direct compensation with the performance of the Company.
     Our Compensation Committee (whom we refer to as Committee elsewhere), composed of three independent, non-employee directors, discharges board of directors’ responsibilities with respect to all forms of compensation for Executives as well as general oversight of compensation plans. The Committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate.
Compensation Elements and Objectives
     Base salary
     Base salaries need to be competitive to attract and retain key talent. Base salaries for our Executives depend on the level of their responsibilities, management experience and performance against strategic objectives, level of contribution to the business, internal rates for comparable positions, and external market rates for comparable positions within our peer and/or survey group. Base salaries are reviewed annually but not automatically increased. Adjustments are approved by the Committee based upon changes in competitive market data and the other factors noted above, or for changes in responsibilities due to promotion. Base salary levels reflect the Committee’s compensation philosophy of favoring compensation that is contingent on the achievement of performance objectives while providing a level of salary that will support our goals of attracting and retaining talent.
     Cash Incentives
     Cash incentives reward Executives for achievement of financial goals and other key strategic measures. Cash incentives range from 35% to 50% of an Executive’s total cash compensation target, and therefore, provide significant incentive for the achievement of annual financial goals.
     This cash incentive program provides the opportunity to receive quarterly and annual cash incentive payments depending on the degree to which we achieve quarterly and annual financial goals. This incentive is typically divided into one or more specific financial metrics. Each metric has a minimum threshold of performance against goal required for any payment, and a maximum payment opportunity. Cash incentives are paid annually following the release of our audited consolidated financial statements. Quarterly incentives are paid quarterly upon the release of our quarterly unaudited consolidated financial statements.
     Cash incentive plan metrics and potential cash incentive amounts are determined by the Committee near the start of each fiscal year based upon elements of our board-approved business plan for that year and, in some years, have included other objective measurements of quarterly or annual financial success as the Committee determines to approve. The Committee approves plan elements and targets that they believe will support continued growth and creation of shareholder value.
     The annual cash incentive component pays out based on performance and only if the executive remains employed with us for the full year. (In the event an executive is terminated without cause during the year, a pro-rated cash incentive is earned based on the number of months of service during the year and our actual financial performance against plan.)
     From time to time, the Compensation Committee has also awarded discretionary cash bonuses based upon its assessment of an executive’s performance and contributions, and may do so in the future.

     Equity Incentive Compensation
     Equity incentive compensation, in the form of stock options, is designed to reward demonstrated performance and leadership, motivate future superior performance that drives overall Company growth, align the interests of the Executive with our shareholders, and allow us to attract and retain talent through the long-term reward potential of this program. We currently provide non-statutory stock options as our only equity vehicle. Stock option awards are made to Executives annually and on other dates that correspond to the executive’s start date with us, promotions or, in rare cases, an extraordinary performance award. Stock option grant amounts have historically been based upon competitive equity compensation within our peer group and/or survey group along with individual factors listed above. Existing ownership levels are generally not a factor in award determinations as we do not want to discourage Executives from accumulating Digi stock; however, the Committee may take into consideration an Executive’s previous option awards and approve larger awards to newer Executives with fewer options by reason of their shorter tenure.
     Stock options have an exercise price equal to the closing sale price of a share of Digi common stock on the grant date. As a result, stock options only have value to the extent the price of Digi stock on the date of exercise exceeds the exercise price on grant date. For this reason the Committee believes that stock options are a motivational tool to drive shareholder value.
     Generally stock options granted become exercisable as to one-fourth of the shares beginning one year after the grant date and in 36 monthly installments as to the remainder, and have a maximum ten-year term. This vesting schedule aids us in retaining executives and motivating long-term performance. Under our current practice, options awarded to our Executives include a provision for accelerated vesting upon the permanent disability or death of the executive or upon a change in control. From time to time, at the discretion of the Compensation Committee, a stock option grant may contain different terms for vesting or term if the Committee deems, that by doing so, we will better achieve our compensation objectives.
     Other Compensation
     We provide our Executives with perquisites and benefits that we believe are reasonable and aligned with our overall executive compensation program objectives. Executives receive the same benefits that are available to all regular full-time employees with the sole addition of a supplemental life insurance policy. Executives, along with other regular full-time employees, may be entitled to the use of Company paid tickets to sporting events.
     We may enter into severance arrangements with Executives to align their interests with shareholders and attract and retain executives by providing contractual arrangements that address the consequences of significant organizational changes.
Compensation Determination Process
     There is no specific formula used to determine the mix of compensation components. The Compensation Committee designs the mix of short-term cash compensation and long-term equity compensation to be commensurate to the level of responsibility of the Executive. The factors the Committee considers when determining total compensation plans and targets include, but are not limited to, the following:
•	Compensation levels of comparable jobs at companies in our targeted peer group and our broad technology industry category with comparable annual revenues, and compensation of each Executive relative to that of our other executives other than our Chief Executive Officer;

•	Executive’s performance against annual objectives;

•	The qualifications of the Executive and the potential for development and performance in the future;

•	The portion of total compensation that should be performance-based;

•	The strategic goal achievement to which the Executives are held accountable;

•	The recommendations of the Chief Executive Officer (except with respect to his own compensation); and

•	Current financial conditions and goals of the Company.

     The Compensation Committee reviews the overall executive compensation program and specific compensation elements each year. The Committee begins this review process by determining the total cash compensation and equity incentive compensation to be paid to an Executive based on the factors listed above along with a review of the executive pay levels for comparable jobs as described below.
     To determine competitive compensation for comparable jobs, the Committee reviews compensation data for a targeted group of peer companies. The Committee may also consider third party survey data of companies in our broad technology industry category with comparable annual revenues.
     Digi does not set specific market percentile targets for base salary and cash incentives for Executives. After determining total cash compensation targets based on the factors listed above, our Committee determines the appropriate mix of base salary, cash incentive and equity incentive compensation for each Executive. Our pay-for-performance philosophy results in total cash compensation plans more leveraged towards cash incentive compensation than base salary. For Executives, base salaries comprise 50% to 65% of total cash compensation targets. As a result, our base salaries can fall below the median base salary of our peer group. Total cash compensation, when earned, will result in Executive total cash compensation falling on average between the peer group median and 75th percentile. Actual total cash compensation for Executives has fallen close to the 25th percentile for the past three years. This is a result of performance targets not being met, or in the case of fiscal 2009, the incentive plan being cancelled for the majority of the year.
     The Committee awards stock options to Executives based on the following factors,
•	The value of equity awards within our peer group for comparable positions. The Committee considers ranges of equity between the 25th and 75th percentile,

•	Executive’s past performance and potential for Executive to contribute to Company success in the future, and

•	The strategic impact of the Executive’s position and necessity to retain Executive.
     Actual stock option awards for Executive in fiscal 2011 and fiscal 2010 have fallen between peer group 50th and 75th percentile.
     Fiscal 2010 Compensation
     For fiscal year 2010, the Committee reviewed the base salary, annual cash incentives and long-term equity incentive elements and levels for our Executives after consideration of the competitive analysis report as prepared by our Vice President of Human Resources. This report contained competitive data on base salaries, annual cash incentives and long-term equity incentives from a peer group and a survey group. The peer group was originally defined in 2007 through an independent analysis and recommendation from Pearl Meyer & Partners and modified annually to reflect company data that was no longer available. The peer group selection process was based on criteria defined by Pearl Meyer & Partners, namely strong technology industry/product similarity, annual revenues, and market capitalization. The 2010 peer group consisted of Acme Packet, Adaptec, Adtran, Avocent, Communication Systems Inc., Extreme Networks, Foundry Networks, Network Engines, Network Equipment Technologies, and Pctel. The survey group contained data as reported by Radford and Associates, an independent third party compensation survey that the Company subscribes to. This survey data contained competitive information for high technology companies in our broad industry category and within a revenue range of $100 to $200 million. The Committee considered this information, in addition to the factors described above, to determine the appropriate base salary, annual cash incentives and equity incentive awards and when setting the corresponding compensation levels to be paid to Executives for fiscal 2010.
     Fiscal 2011 Compensation
     For fiscal 2011, the Committee reviewed a competitive analysis of the base salary, annual cash incentives and equity incentive elements and levels for our Executives. This assessment was compiled and presented by Pearl Meyer & Partners, the Committee’s independent compensation consultant. This assessment consisted of:
1.	A review of our fiscal 2010 peer group and industry review to assess whether modifications were appropriate based on changes in the industry. As a result of this review, Pear Meyer & Partners recommended a modified peer group which was approved by the Compensation Committee. Peer group companies were recommended based on strong technology/industry similarity, annual revenues and market capitalization. The fiscal 2011 peer group consists of the following companies:

Adaptec, Inc.	Network Engines, Inc.

Anaren Inc.	Network Equipment Technologies, Inc.

BigBand Networks, Inc.	Neutral Tandem, Inc.

CalAmp Corp.	Oplink Communications, Inc.

Communications Systems Inc.	Orbcomm, Inc.

Echelon Corp.	Seachange International, Inc.

EMS Technologies Inc.	Shoretel, Inc.

Extreme Networks Inc.	Sierra Wireless, Inc.

Globecomm Systems, Inc.	Silicon Laboratories, Inc.

Ixia	Symmetricom, Inc.
2.	A comparison of our compensation elements and levels against the fiscal 2011 peer group to determine our overall market percentile position on each element as well as our total cash compensation and total equity compensation. The Committee considered this data, in addition to the factors described above prior to making compensation decisions for fiscal 2011.
     Equity Grant Practices
     The exercise price of each stock option awarded to the Executives and other employees under our equity incentive plans is the closing price of Digi stock on the date of grant, which, for Executives, is the November Committee meeting date that follows the public announcement of our year-end results. Equity awards for other employees are generally made at the same time, although awards for new hires and for promotions and other performance-related awards are also made during the course of the year. Board and Committee meetings are generally scheduled several months in advance with regard to anticipated earnings announcement schedules as grants are only made when the Company’s trading window is open. Scheduling decisions are made without regard to anticipated earnings or other major Company announcements.
     Management Participation
     Members of executive management participate in Committee meetings at the Committee’s request. Management’s role is to contribute input and analysis to the Committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our Chief Executive Officer does participate in the final recommendation discussion, but not determination, of the amount and form of compensation to be paid to the other Executives.
     Use of Consultants
     From time to time, as noted above, the Compensation Committee uses outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Committee.
     In fiscal 2010, the Compensation Committee retained Pearl Meyer & Partners as its outside compensation consultant. Company management also purchases third party survey data from Pearl Meyer & Partners, the value of which is below $7,500 per year.
Compensation of Chief Executive Officer in Fiscal 2010
     The specific compensation paid to our Chief Executive Officer for fiscal 2010 reflects our performance against key financial measurements established by the Compensation Committee at the beginning of the year. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2010 Annual Report on Form 10-K filed with the SEC.

     Base Salary
     Mr. Dunsmore’s annual base salary for fiscal 2010 was set at $406,000, with no increase over his fiscal 2009 base salary.
     Annual Cash Incentive
     Mr. Dunsmore’s employment agreement dated September 27, 2006 fixed his cash incentive target at not less than 100% of his base salary. Mr. Dunsmore’s cash incentive target based on financial objectives was set by the Committee at $406,000 with additional incentives described below for financial performance in excess of plan and acquisitions.
     For fiscal 2010, the Committee set a cash incentive plan based on performance against financial and strategic goals. This plan included both quarterly and annual cash incentive opportunity, an excess revenue component and an acquisition component.
     Quarterly Performance Objectives (target and maximum of $30,450 per quarter). Mr. Dunsmore earned the following cash incentive payment for quarterly performance during 2010. This Quarterly Financial Objective component was dependent on achievement of quarterly revenue goals, which were deemed to be aggressive but attainable. There was a minimum of 85% achievement required to earn payment, with maximum payment of 100% for each quarter.

Quarter Ended	Revenue Goal (in 000’s)	Actual Revenue (in 000’s)	Revenue Achievement	Incentive Payment
12/31/2009	$41,600	$42,968	103.3%	$30,450
3/31/2010	$42,500	$45,076	106.1%	$30,450
6/30/2010	$46,400	$47,238	101.8%	$30,450
9/30/2010	$47,500	$47,266	99.5%	$30,146

Total Incentive Paid				$121,496
     Annual Financial Objectives (target and maximum of $284,200). The annual financial objective component was based on the Company’s achievement of annual organic EBTDA targets. Payment of this component began upon exceeding annual organic EBTDA goals, with target payment achieved upon the Company exceeding its annual organic EBTDA goal by 22.9%. This component was deemed difficult to achieve, as it required financial performance well above the Company’s annual operating plan. There was no payment earned under this component of the annual cash incentive plan.
     EBTDA can be calculated from our audited financial statements by adding depreciation of property, equipment and improvements plus amortization of identifiable intangible assets and other assets, both of which are located on the Consolidated Statements of Cash Flows, to income before income taxes, located on the consolidated Statements of Operations. Organic EBTDA is calculated by subtracting that portion of EBTDA pertaining to income before income taxes, depreciation and identifiable intangible assets amortization for businesses acquired in the current fiscal year from the consolidated EBTDA.
     Excess Financial Performance Component
     Another feature of Mr. Dunsmore’s cash incentive plan for fiscal 2010 was the possibility of an additional bonus of up to 50% of his annual cash incentive target based upon a scale for the achievement of organic EBTDA beginning at 23% above annual plan. Maximum payment of additional 50% under this component would be made for achievement at 45.8% above annual plan. There was no payment earned under this component of the annual cash incentive plan.
     Acquisition Incentive Component
     Mr. Dunsmore also had the opportunity for an additional incentive opportunity based upon the completion of acquisitions meeting certain strategic and performance standards. The program provides for a bonus ranging up to 75% of his annual cash incentive target. As there were no acquisitions in FY2010, no incentive payment was earned under this component.
     Equity Incentive Compensation
     Mr. Dunsmore received an option award in fiscal 2010 in the amount of 185,000 shares. This award was equivalent to the 50th percentile of fiscal 2010 peer group equity awards.

Compensation of Chief Financial Officer and other Executives in fiscal 2010
     Base Salary and Annual Cash Incentive Targets
     Mr. Krishnan. For fiscal 2010, Mr. Krishnan’s base salary was increased to $260,000 from $241,500 and his annual cash incentive target was set at $208,000 down from the previous target of $241,500. This modification in plan mix and decrease in total compensation target was made to better align with predominate market practices for similar positions.
     Mr. Kraft. For fiscal 2010, Mr. Kraft’s annual base salary remained at $226,500 and his annual cash incentive target remained at $226,500.
     Mr. Young. For fiscal 2010, Mr. Young’s annual base salary remained at $234,000 and his annual cash incentive target remained at $187,500.
     Annual Cash Incentive Plan
     For fiscal 2010, the Committee set an annual cash incentive plan based on performance against quarterly financial and strategic goals for Messrs. Krishnan, Kraft and Young. This plan included quarterly incentive opportunity, an annual excess financial component based on EBTDA results and an acquisition component. The plan components and targets were identical to Mr. Dunsmore’s plan.
     Mr. Krishnan’s cash incentive payment of $31,200 was based on the quarterly financial component achievement through the six months ended March 31, 2010. Target incentive for the quarterly component for this same period was $31,200. Mr. Krishnan resigned from the Company on May 7, 2010.
     Mr. Kraft’s cash incentive payment of $67,782 was based on the quarterly financial component achievement. Mr. Kraft’s target incentive for the quarterly component of the Annual Cash Incentive Plan was $67,952.
     Mr. Young’s cash incentive payment of $56,111 was based on the quarterly financial component achievement. Mr. Young’s target incentive for the quarterly component of the Annual Cash Incentive Plan was $56,252.
     Mr. Krishnan, Mr. Kraft and Mr. Young did not receive any cash incentive payments based on the annual financial objectives, excess financial performance component or the acquisition incentive component.
     Brenda Mueller, our Corporate Controller, was named Acting Principal Financial Officer and Acting Principal Accounting Officer on May 7, 2010. This assignment and consequent status as a named executive officer was deemed temporary until a permanent Chief Financial Officer took office. During the period of Ms. Mueller’s service as Acting Principal Financial Officer and Acting Principal Accounting Officer, the Compensation Committee took no action with regard to Ms. Mueller’s base salary. As an executive of the Company, Ms. Mueller’s compensation is determined in accordance with the same pay-for-performance philosophy, and is comprised of the same basic elements (base salary, annual cash incentives and stock option awards) as is described elsewhere for our other executive officers. Our Chief Executive Officer determined her base salary, and corresponding cash incentive compensation target, for fiscal 2010 at the outset of the year, before she temporarily became an executive officer. The Compensation Committee approved the grant of option awards to her, as it does for all other optionees. All option awards were made to her at a time when she was not an executive officer of the Company and were in amounts proposed by management as being commensurate with the Corporate Controller position. Her cash incentive opportunity was likewise developed by management before she became Acting Principal Financial Officer and Acting Principal Accounting Officer. At the outset of fiscal 2010, the Compensation Committee also approved the cash incentive plan structure that applied to her, but not the amount of her cash incentive compensation target of 30% of her base salary. For fiscal 2010, 50% of Ms. Mueller’s annual cash incentive was based on the same EBTDA objectives as those described for the other executive officers, and the remaining 50% was based on individual performance. The Compensation Committee determined that Ms. Mueller met the individual performance component of her fiscal 2010 cash incentive plan and received a payment of $24,759, and further determined to award her a $10,000 discretionary cash bonus in recognition of her service as our Acting Principal Financial Officer and Acting Principal Accounting Officer. She is not party to any employment or severance agreement with the Company.

     Equity Incentive Compensation
     In fiscal 2010, Mr. Krishnan received an option award of 50,000 shares. Mr. Kraft and Mr. Young each received a stock option award of 65,000 shares. These awards fell at or below the 50th percentile of the fiscal 2010 peer group equity awards of comparable positions and were determined based on the factors listed above for equity incentive award determination.
Compensation of Chief Executive Officer for Fiscal 2011
     Overview
     The combination of base salary and annual cash incentive compensation for financial objectives, if paid at target, would put Mr. Dunsmore’s compensation at approximately the 65h percentile relative to the market as determined by the annual competitive assessment.
     Base Salary
     For fiscal 2011, Mr. Dunsmore’s annual base salary was increased to $422,250, an increase of 4%. This increase was based on peer group competitive data and Mr. Dunsmore’s performance against objectives.
     Annual Cash Incentive
     For fiscal 2011, Mr. Dunsmore’s annual cash incentive has been set at 100% of base salary, or $422,250, per the terms of his employment agreement.
     Forty percent (40%) of Mr. Dunsmore’s annual cash incentive is based on achievement of quarterly revenue and EBTDA objectives. These quarterly objectives, approved by the Committee, are considered confidential commercial and financial data, the disclosure of which would result in competitive harm to the Company. The quarterly objectives were determined after taking into account historical seasonal patterns in quarterly performance and projected revenue opportunity. These targets were set to be aggressive, but attainable. There is an 80% minimum achievement required to earn any payment for this component and a maximum payment of 120%.
     The remaining sixty percent (60%) of Mr. Dunsmore’s annual cash incentive is based on achievement of annual revenue and EBTDA targets as approved by the Committee. The Committee considers the annual objectives confidential commercial and financial data, the disclosure of which would result in competitive harm to the Company. The annual targets, which are a sum of the quarterly objectives, are deemed to be aggressive, but attainable. There is an 80% minimum achievement required to earn any payment for this component and a maximum payment of 200%.
     Equity Incentive Compensation
     On November 23, 2010, Mr. Dunsmore received a stock option award of 190,000 shares.
Compensation of Chief Financial Officer and other Executives for fiscal 2011
     Base Salary and Annual Cash Incentive Targets
     Mr. Kraft. For fiscal 2011, Mr. Kraft’s annual salary and cash incentive target were increased by 5% to $237,750 each. This increase was based on peer group competitive data and Mr. Kraft’s performance against objectives.
     Mr. Young. For fiscal 2011, Mr. Young’s annual salary was increased by 3% to $241,000 and his cash incentive target increased by 3% to $193,000. This increase was based on peer group competitive data and Mr. Young’s performance against objectives.
     The combination of base salary and annual cash incentive compensation for financial objectives, if paid at target, would put Messrs. Kraft and Young’s compensation at approximately the 75h percentile relative to the market as determined by the annual competitive assessment.

     Annual Cash Incentive
     The annual cash incentive compensation of Messrs. Kraft and Young for fiscal 2011 will be determined by achievement against quarterly and annual financial objectives established at the beginning of the year. Messrs. Kraft and Young have identical annual cash incentive goals and percentage weightings and payment criteria as those of Mr. Dunsmore described above.
     Equity Incentive Compensation
     Messrs. Kraft and Young each received a stock option award on November 23, 2010 for 70,000.
     Ms. Mueller’s temporary status as Acting Principal Financial Officer and Acting Principal Accounting Officer continued into fiscal 2011. On November 30, 2010, Steven Snyder will join the Company as our Chief Financial Officer, and at that time Ms. Mueller will revert to her former position of Corporate Controller, and will no longer be an executive officer of the Company. During the period of Ms. Mueller’s service as our Acting Principal Financial Officer and Acting Principal Accounting Officer, the Compensation Committee took no action with regard to Ms. Mueller’s base salary. Her compensation for fiscal 2011 is determined in accordance with the same pay-for-performance philosophy, and is comprised of the same basic elements (base salary, annual cash incentives and stock option awards). For fiscal 2011 the Compensation Committee approved the cash incentive plan for Ms. Mueller, which is comprised of the following elements: (1) 25% based on the same annual revenue objectives, (2) 25% based on the same EBTDA objectives, as those described for the other executive officers, and (3) 50% based on individual performance.
     On November 23, 2010 she received a stock option award for 6,000 shares, in an amount proposed by management as being commensurate with the Controller position.
Employment Agreements and Change-in-Control Provisions
     As discussed in greater detail under “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” on page 24, Digi and our Chief Executive Officer, Mr. Dunsmore, are parties to an employment agreement. That agreement provides that, if we terminate Mr. Dunsmore’s employment without cause: (1) he will receive a lump sum equal to one year’s base salary and commencing 12 months after termination, he will receive base salary payments for an additional year (for a total of two years); and (2) in addition to the base salary continuation for two years, Mr. Dunsmore will receive a pro rata bonus based on the number of months that he was employed by us during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. Mr. Dunsmore’s stock options vest upon a change in control of our Company.
     We also have severance agreements with our other Executives. See “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” on pages 24-25. Each of these Executives has a letter agreement that provides that if his employment is terminated by us without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be based on the number of months of service during the fiscal year and our actual financial performance against plan as determined through their annual cash incentive compensation plan.
     Mr. Krishnan’s stock options provided for accelerated vesting upon a change in control of our Company, and the options granted to Messrs. Young and Kraft on or after November 26, 2007 also provide for accelerated vesting upon a change in control of our Company.
Accounting and Tax Impacts of Executive Compensation
     Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.
     Our Compensation Committee considers our ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the

Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of us and our shareholders.
     None of our Executives has ever been compensated in a manner that would be non-deductible under Section 162(m), although for fiscal 2010 and 2011 the Committee established performance-based goals for our Chief Executive Officer which, if achieved, would result in annual base salary and other cash compensation exceeding the one million dollar deductible maximum.
Report of the Compensation Committee
     The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Digi’s Annual Report on Form 10-K for the year ended September 30, 2010 and Digi’s 2010 proxy statement. This report is provided by the following independent directors, who comprise the Committee:
Kenneth E. Millard (Chairman)
Guy C. Jackson
Ahmed Nawaz

Summary Compensation Table
     The following Summary Compensation Table contains information concerning annual and long-term compensation provided to the individuals who served as Chief Executive Officer and Chief Financial Officer and our other two executive officers (whom we have referred to elsewhere and here as the “Named Executives”) during the past three fiscal years.
Summary Compensation Table

				Non-Equity
				Incentive	All Other
			Option	Plan	Compen-
		Salary	Awards	Compensa-	sation
Name and Principal Position	Year	($)(1)	($) (2)	tion ($) (3)	($) (4)	Total ($)
Joseph T. Dunsmore
Chairman of the Board, President and	2010	$406,000	$607,966	$121,496	$9,799	$1,145,261
Chief Executive Officer	2009	$406,000	$493,155	$16,991	$10,229	$926,375
	2008	$390,000	$599,112	$127,780	$9,543	$1,126,435
Subramanian Krishnan
Senior Vice President, Chief Financial	2010	$184,431	$164,315	$31,200	$8,838	$388,784
Officer and Treasurer (5)	2009	$241,500	$147,947	$10,107	$9,598	$409,152
	2008	$241,500	$199,704	$79,125	$8,840	$529,169
Brenda L. Mueller
Acting Principal Financial Officer,	2010	$165,000	$19,718	$37,459	$2,546	$224,723
Acting Principal Accounting
Officer and Corporate Controller (6)
Larry A. Kraft
Senior Vice President of Sales and	2010	$226,500	$213,610	$67,782	$11,346	$519,238
Marketing	2009	$226,500	$164,385	$9,479	$9,391	$409,755
	2008	$217,500	$232,988	$61,322	$8,256	$520,066
Joel K. Young
Senior Vice President of Research and	2010	$234,000	$213,610	$56,111	$11,189	$514,910
Development, and Chief Technical	2009	$234,000	$164,385	$7,847	$9,377	$415,609
Officer	2008	$225,000	$232,988	$39,622	$8,436	$506,046

(1)	The “Salary” column presents the base salary earned during the fiscal year and does not exclude any amounts contributed by our Named Executives to our 401(k) plan.

(2)	The “Option Awards” column presents the aggregate grant date fair value of stock option awards granted in the respective year as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require the Company to restate the amounts for these years applying the new grant date fair value methodology. We calculated these amounts based on the grant date fair value of the awards using the valuation assumptions set forth in Note 11 to our fiscal 2010 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes.

(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during fiscal 2008, 2009 and 2010 under our annual incentive plan.

(4)	Amounts shown in the “All Other Compensation” column include the following*:

		Digi	Value of Supplemental
		Contribution to	Life Insurance
Name	Year	401(k) Plan	Premiums	Total
Joseph T. Dunsmore	2010	$9,314	$485	$9,799
	2009	$9,744	$485	$10,229
	2008	$9,058	$485	$9,543
Subramanian Krishnan	2010	$7,843	$995	$8,838
	2009	$8,603	$995	$9,598
	2008	$7,845	$995	$8,840
Brenda L. Mueller	2010	$2,546	—	$2,546
Larry A. Kraft	2010	$11,106	$240	$11,346
	2009	$9,151	$240	$9,391
	2008	$8,016	$240	$8,256
Joel K. Young	2010	$10,899	$290	$11,189
	2009	$9,087	$290	$9,377
	2008	$8,146	$290	$8,436

*	In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to our company. These perquisites include use of season tickets at certain venues that Digi subscribes for or leases for business-related entertainment. Tickets for individual events that remain unused by Digi for business-related entertainment are periodically made available to Named Executive Officers and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to Digi associated with periodically providing such tickets for personal use.

(5)	Effective May 7, 2010, Subramanian Krishnan resigned from all his positions with the company.

(6)	Effective May 7, 2010, Brenda L. Mueller, the company’s Corporate Controller, was elected to the additional positions of Acting Principal Financial Officer and Acting Principal Accounting Officer.

Grants of Plan-Based Awards
     For services during fiscal 2010, the Named Executives received two types of plan-based awards: (i) cash awards under the annual incentive plan, and (ii) non-qualified stock option awards granted on November 24, 2009. Each stock option vests as to 25% of the shares subject to the option one year after the date of grant and in 36 monthly installments thereafter as to the rest of the shares, has a ten year term, and has an exercise price equal to the closing price of a share of our common stock on the date of grant. The annual incentive plan is described on pages 11 through 17 in the “Compensation Discussion and Analysis.”
Grants of Plan-Based Awards in Fiscal 2010

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
					Securities	Base Price	Fair Value
		Estimated Future Payouts Under			Underlying	of Option	of Option
	Grant	Non-Equity Incentive Plan Awards (1)			Options	Awards	Awards
Name	Date	Threshold	Target	Maximum	(#)	($/Sh) (2)	(3)
Joseph T. Dunsmore	11/24/09	$243,600	$406,000	$913,500	185,000	$8.03	$607,966
Subramanian Krishnan	11/24/09	$124,800	$208,000	$468,000	50,000	$8.03	$164,315
Brenda L. Mueller	11/24/09	$—	$49,500	$61,875	6,000	$8.03	$19,718
Larry A. Kraft	11/24/09	$135,900	$226,500	$509,625	65,000	$8.03	$213,610
Joel K. Young	11/24/09	$112,500	$187,500	$421,875	65,000	$8.03	$213,610

(1)	These columns present possible payments under the annual incentive plan for fiscal 2010. See the Summary Compensation Table for Fiscal 2010 (under the column “Non-Equity Incentive Plan Compensation”) for the actual amount paid to each Named Executive under the fiscal 2010 annual incentive plan. Threshold refers to the minimum amount payable if all three of the annual incentive plan components (two components in the case of Ms. Mueller) performed at the minimum threshold level required to earn any incentive. Target refers to the amount payable under all components if specified targets are reached. Maximum refers to the maximum payout possible under the plan.

(2)	The exercise price for the options granted was the closing price of our common stock on the Nasdaq Global Select Market on November 24, 2009, the date the options were granted.

(3)	This column shows the full grant date fair value under authoritative guidance issued by FASB ASC Topic 718, Compensation — Stock Compensation of the stock options granted to the Named Executives in fiscal 2010 (without any reduction for forfeiture assumptions related to service-based vesting conditions).

Outstanding Equity Awards at Fiscal 2010 Year-End
     The table below provides information on each Named Officer’s outstanding equity awards as of September 30, 2010. The equity awards consist solely of stock options.
Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards
			Number of
		Number of	Securities
		Securities	Underlying
		Underlying	Unexercised
		Unexercised	Options
		Options	(#)	Option Exercise
		(#)	Unexercisable	Price	Option
Name	Grant Date	Exercisable	(1)	($)	Expiration Date
Joseph T. Dunsmore	11/24/09	—	185,000	$8.03	11/24/19
	11/25/08	68,750	81,250	8.49	11/25/18
	11/27/07	63,750	26,250	15.23	11/27/17
	9/27/05	80,000	—	10.44	9/27/15
	9/07/04	80,000	—	10.78	9/07/14
	11/05/03	60,000	—	9.65	11/05/13
	10/10/00	100,000	—	7.00	10/10/10

Total		452,500	292,500

Subramanian Krishnan	—	—	—	—	—

Total		—	—

Brenda L. Mueller	11/24/09	—	6,000	$8.03	11/24/19
	11/25/08	2,979	3,521	8.49	11/25/18
	11/27/07	5,313	2,187	15.23	11/27/17
	11/27/06	11,979	521	13.41	11/27/16
	11/28/05	10,000	—	12.73	11/28/15
	11/22/04	7,500	—	14.74	11/22/14
	11/05/03	10,000	—	9.65	11/05/13
	11/06/02	5,000	—	2.40	11/06/12
	9/28/01	3,339	—	5.20	9/28/11
	6/11/01	3,000	—	9.01	6/11/11

Total		59,110	12,229

Larry A. Kraft	11/24/09	—	65,000	$8.03	11/24/19
	11/25/08	22,917	27,083	8.49	11/25/18
	11/27/07	24,792	10,208	15.23	11/27/17
	11/27/06	33,542	1,458	13.41	11/27/16
	11/28/05	35,000	—	12.73	11/28/15
	11/22/04	30,000	—	14.74	11/22/14
	11/05/03	14,000	—	9.65	11/05/13
	2/13/03	50,000	—	3.20	2/13/13

Total		210,251	103,749

Joel K. Young	11/24/09	—	65,000	$8.03	11/24/19
	11/25/08	22,917	27,083	8.49	11/25/18
	11/27/07	24,792	10,208	15.23	11/27/17
	11/27/06	33,542	1,458	13.41	11/27/16
	11/28/05	25,000	—	12.73	11/28/15
	11/22/04	25,000	—	14.74	11/22/14
	11/05/03	20,000	—	9.65	11/5/13
	11/06/02	18,000	—	2.40	11/6/12
	9/28/01	40,000	—	5.20	9/28/11

Total		209,251	103,749

(1)	All options vest as to 25% of the shares one year after the date of grant and in 36 equal monthly installments thereafter as to the rest of the shares.

Options Exercised and Stock Vested During Fiscal 2010
     The table below provides information regarding stock option exercises by the Named Officers during the fiscal year ended September 30, 2010. None of the Named Officers had any other form of stock award that vested during the most recent fiscal year.
Option Exercises and Stock Vested During Fiscal 2010

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($) (1)
Joseph T. Dunsmore	—	—
Subramanian Krishnan	120,938	385,504
Brenda L. Mueller	312	750
Larry A. Kraft	—	—
Joel K. Young	29,633	72,564

(1)	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.
Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements
     Joseph T. Dunsmore. We and Mr. Dunsmore are parties to an employment agreement dated September 27, 2006, which set the minimum level of Mr. Dunsmore’s base salary at $375,000 and provides that if we terminate Mr. Dunsmore’s employment without cause he will receive: (1) his base salary for two years; and (2) a pro rata bonus based on the number of months that he was employed by us during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee.
     The employment agreement also provides that the Committee will review Mr. Dunsmore’s base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. Under the employment agreement, Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Dunsmore a bonus in addition to any other bonus to which he is otherwise entitled.
     The employment agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which we generally provide to our other employees under our applicable plans and policies. The vesting of stock options awarded to Mr. Dunsmore accelerates upon a change-in-control of our company or termination of employment due to death or disability.
     Subramanian Krishnan. We and Mr. Krishnan were parties to a letter agreement dated March 26, 1999, as amended, which provided that if Mr. Krishnan’s employment were terminated by us without cause at any time, he would have been entitled to receive severance equal to one year’s base salary and a bonus (if earned) that would have been prorated for the portion of the fiscal year through the termination date. The vesting of stock options awarded to Mr. Krishnan would have accelerated upon a change-in-control of our company or termination of employment due to death or disability. Mr. Krishnan’s employment with the Company ended on May 7, 2010. No payments were made to Mr. Krishnan under this agreement in connection with his departure and the Company has no further obligations under this agreement.
     Lawrence A. Kraft. We and Mr. Kraft are parties to a letter agreement dated July 30, 2007. Under this agreement, if Mr. Kraft’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. The vesting of stock options awarded to Mr. Kraft accelerates upon his termination of employment due to death or disability. Stock options awarded to Mr. Kraft since November 2007 accelerate vesting upon a change-in-control of our company.
     Joel K. Young. We and Mr. Young are parties to a letter agreement dated July 30, 2007. The letter agreement provides that if Mr. Young’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. The vesting of stock options awarded to Mr. Young accelerates upon his termination of employment due to death or disability. Stock options awarded to Mr. Young since November 2007 accelerate vesting upon a change-in-control of our company.
     Potential Payments Upon Termination or Change in Control
     The table that follows provides the estimated payments and benefits that would be provided to our Named Executives or their beneficiaries under the employment agreements and equity compensation plans described above under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on September 30, 2010. For these purposes, “cause” generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties, or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests. As an interim officer, Ms. Mueller is not eligible for payments upon termination or change in control.

		Death, Disability or
	Involuntary Termination	Change in Control
Compensation Element	Without Cause	(Single Trigger) (1)
Severance (2)
Joseph T. Dunsmore	$812,000	—
Brenda L. Mueller	—	—
Larry A. Kraft	$226,500	—
Joel K. Young	$234,000	—
Pro Rata Bonus (3)
Joseph T. Dunsmore	$121,496	—
Brenda L. Mueller	—	—
Larry A. Kraft	$67,782	—
Joel K. Young	$56,111	—
Accelerated Stock Options (4)
Joseph T. Dunsmore	—	$351,350
Brenda L. Mueller	—	—
Larry A. Kraft	—	121,983
Joel K. Young	—	121,983
Total
Joseph T. Dunsmore	$933,496	$351,350
Brenda L. Mueller	—	—
Larry A. Kraft	$294,282	121,983
Joel K. Young	$290,111	121,983

(1)	Situation in which there is a change in control but the individual continues in his job.

(2)	Severance arrangements generally provide Mr. Dunsmore with two years of base salary, and the other Named Executives with one year of base salary.

(3)	Pro rata bonus is based on the number of months that the individual was employed during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. For purposes of this presentation, since the assumed date of termination was September 30, 2010, the bonus amount shown is the actual cash incentive earned for all of fiscal 2010.

(4)	Amounts represent the intrinsic value of stock option awards as of September 30, 2010 for which the vesting was accelerated. The value entered is based on the difference between $9.49, the closing price of our Common Stock on September 30, 2010 (the last trading day of the fiscal year), and the option exercise price.

COMPENSATION OF DIRECTORS
     In January 2010, in the exercise of its discretion, the Committee awarded annual option awards to non-employee directors per the compensation plan for non-employee directors, as modified in January of 2008. Options awarded become fully vested after one year. Other than in the case of an outside director who is elected at other than an annual meeting, options are awarded to directors at a regularly scheduled meeting of the Committee in January following the annual meeting of stockholders and the public announcement of first quarter financial results. The Committee presently expects to continue to make a one-time stock option award to any newly elected director, as well as to continue to compensate newly elected directors ratably for service during any stub term. In January 2009, the compensation plan for directors was modified to include a $5,000 fee to be paid to the Lead Director.
     The Committee conducts periodic competitive reviews of the compensation plan of non-employee directors. The current program is designed to provide non-employee directors with a non-elective combination of cash and options that have a targeted annual aggregate value ranging from approximately $90,000 to $120,000 per director depending on committee service. Based on the 2008 competitive analysis provided by Pearl Meyer & Partners, we believe that this compensation puts Digi within the 50th to 65th percentile relative to its peer group (described above). The following table describes the compensation arrangements with our non-employee directors during fiscal 2010.

Compensation Element	Amount Payable ($)
Annual Cash Retainers (1)
• Board Member	$25,000

• Audit Committee Chair	10,000

• Compensation Committee Chair	7,500

• Nominating & Governance Committee Chair	5,000

• Lead Director	5,000

• Audit Committee Member	5,000

• Compensation Committee Member	3,750

• Nominating & Governance Committee Member	2,500

Annual Stock Option Award (2)	$80,000	(2)
New Director Stock Option Award (3)	$100,000	(3)

(1)	Retainers are paid in quarterly installments each representing 25% of total annual retainer amount.

(2)	An annual stock option award is provided to each non-employee director on the date he is elected or re-elected to the Board at the annual meeting of stockholders and each such award becomes fully vested after one year. A director who is first elected to the Board between annual meetings of stockholders receives an option covering a prorated number of shares. The amount indicated in the table represents the Black-Scholes valuation target of the option award. The actual number of shares will be determined by dividing the targeted option award value of $80,000 by a Black-Scholes valuation per share (utilizing the Company’s current model for determination of the value per share as approved by the Compensation Committee).

(3)	A one-time stock option award received by each director elected for the first time to the Board. The amount indicated in the table represents the valuation target of the option award. The actual number of shares will be determined by dividing the targeted option award value of $100,000 by a Black-Scholes valuation per share (utilizing the Company’s current model for determination of the value per share as approved by the Compensation Committee). The options exercise price will be the closing price per share on the date of grant.

     The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2010.
Director Compensation for Fiscal 2010

	Fees Earned or
	Paid in	Option Awards	Total
Name	Cash ($)	($) (1)	($)
Guy C. Jackson	$38,750	$82,212	$120,962
Kenneth E. Millard	35,000	82,212	117,212
Ahmed Nawaz	33,750	82,212	115,962
William N. Priesmeyer	35,000	82,212	117,212
Bradley J. Williams	32,500	82,212	114,712

(1)	The “Option Awards” column presents the aggregate grant date fair value of stock option awards granted to each non-employee director during fiscal 2010 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. We calculated these amounts based on the grant date fair value of the awards using the valuation assumptions set forth in Note 11 to our fiscal 2010 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Information regarding the stock option awards made to the non-employee directors during fiscal 2010, and their aggregate option awards outstanding at September 30, 2010, is contained in the following table:

		Number of
		Shares		Grant Date	Total Number of
		Underlying	Option	Fair Value of	Shares Underlying
	Grant	Option Award	Exercise	Option Award	Options at 9/30/10
Name	Date	(#)	Price ($)	($)(1)	(#)
Guy C. Jackson	1/26/10	20,000	9.95	82,212	136,831
Kenneth E. Millard	1/26/10	20,000	9.95	82,212	78,331
Ahmed Nawaz	1/26/10	20,000	9.95	82,212	81,165
William N. Priesmeyer	1/26/10	20,000	9.95	82,212	93,081
Bradley J. Williams	1/26/10	20,000	9.95	82,212	121,331

(1)	This column shows the full grant date fair value under authoritative guidance issued by FASB ASC Topic 718, Compensation — Stock Compensation related to stock-based compensation of the stock options granted to the non-employee directors in fiscal 2010 (without any reduction for forfeiture assumptions related to service-based vesting conditions).
     Stock Option Awards. All options granted to non-employee directors have an exercise price equal to the fair market value of our Common Stock on the date of grant. Options granted become fully vested on the date of the annual meeting of stockholders the year following the date of grant.
RELATED PERSON TRANSACTION APPROVAL POLICY
     Our Board of Directors has adopted a written policy (the “Related Person Transaction Approval Policy”) regarding transactions with any “Related Person,” which is defined to include any of our directors or nominees for directors, executive officers and greater than five percent stockholders and any of their respective immediate family members. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with Related Persons that are required to be disclosed under the rules of the Securities and Exchange Commission.
     The Related Person Transaction Approval Policy covers “Related Person Transactions” (as defined below) between us and any Related Person. Related Person Transactions include any transactions, arrangements or relationships involving the payment of money or other value involving us and in which a Related Person has a direct or indirect interest. A Related Person Transaction does not include:
•	payments of compensation to Related Persons for the Related Person’s service to us as a director, officer or employee;

•	transactions available to all employees or all stockholders on the same terms; or

•	transactions, which when aggregated with the amount of all other transactions between us and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.
     The Audit Committee must approve a Related Person Transaction prior to commencement of the transaction, except where the transaction is identified after it has commenced or first becomes a Related Person Transaction, in which case the Related Person Transaction will be brought before the Audit Committee for ratification. Our executives are responsible for disclosing all material information pertaining to any Related Person Transaction to the Audit Committee prior to entering into the transaction. The Audit Committee Chairperson has been granted the authority to approve transactions that arise between Audit Committee meetings provided that any actions taken by the Chairperson pursuant to such authority must be reported to the Audit Committee at its next regularly scheduled meeting.
     While the Audit Committee is permitted to use any factors it deems appropriate in determining whether to approve a Related Person Transaction, the Related Person Transaction Approval Policy requires the Audit Committee, at a minimum, to consider:
•	the fairness of the terms to us;

•	materiality of the transaction to us;

•	the role of the Related Person in arranging the Related Person Transaction;

•	the structure of the Related Person Transaction; and

•	the interests of all Related Persons in the Related Person Transaction.
     The Audit Committee will only approve a Related Person Transaction if the Committee determines it is beneficial and fair to us.
Related Person Transaction
     During fiscal 2010, Digi purchased exclusively through independent third party distributors in the ordinary course of business an aggregate of approximately $243,000 of Spansion Inc. components. Mr. Nawaz, who has served as a director of our company since October 2006, was Executive Vice President of Worldwide Sales, Marketing and Corporate Development of Spansion Inc. until October 2010, when he became Executive Vice President, Wireless Solutions Group at Spansion Inc. The Audit Committee evaluated the transactions and approved them under the Related Person Transaction Approval Policy. The Audit Committee also considered Mr. Nawaz’s interest and determined that he does not have a direct or indirect immaterial interest in the transactions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2010.

Equity Compensation Plan Information
     The following table gives information as of September 30, 2010 about the Company’s equity compensation plans, under which shares of its Common Stock may be issued.

(c)
Number of
Securities
	(a)		Remaining
	Number of	(b)	Available for
	Securities to	Weighted-	Future Issuance
	be Issued Upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity Compensation Plans Approved by Security Holders	3,616,674	$10.64	3,191,586 (1)
Equity Compensation Plans Not Approved by Security Holders (2)	940,975	$9.37	-0-

Total (3)	4,557,649	$10.38	3,191,586

(1)	Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of options, warrants or rights, as follows: 2,764,144 shares under the Company’s 2000 Omnibus Stock Plan and 427,442 shares under the Company’s Employee Stock Purchase Plan.

(2)	Relates to the Digi International Inc. Non-Officer Stock Option Plan only.

(3)	The table does not include information for equity compensation plans assumed by the Company pursuant to the acquisition of NetSilicon, Inc. in February 2002. Pursuant to the Agreement and Plan of Merger, the Company assumed options to purchase 4,134,658 shares of common stock of NetSilicon granted under three different plans, which became exercisable for an aggregate of 2,687,528 shares of common stock of the Company. All of the options assumed by the Company remain subject to the assumed plans until the options are exercised or expire. As of September 30, 2010, 70,575 options remained outstanding at a weighted average exercise price of $7.49. The Company cannot grant additional awards under these assumed plans.

Equity Compensation Plan Not Approved by Stockholders — Digi International Inc. Non-Officer Stock Option Plan
     In April 1998, the Board adopted the Digi International Inc. Non-Officer Stock Option Plan (the “Non-Officer Plan”). The Non-Officer Plan has not been approved by the stockholders of the Company.
Plan Administration
     The Non-Officer Plan is administered by the Compensation Committee. The Compensation Committee may delegate all or any part of its authority to a one person committee consisting of the Chief Executive Officer of the Company for purposes of granting awards.
Shares Subject to the Non-Officer Plan
     As of September 30, 2010, 940,975 shares of the Company’s common stock were subject to outstanding awards granted under this Plan. No shares are available for future award grants, and no additional awards may be made under this Plan. Pursuant to the Non-Officer Plan, the Compensation Committee must adjust the number of shares and the purchase price per share to give effect to adjustments made in the number of outstanding shares of common stock of the Company pursuant to mergers, consolidations, splits, combinations, or other changes in capitalization as described in the Non-Officer Plan.
Eligibility
     All employees of the Company and its subsidiaries who are not also officers or directors of the Company, and consultants to the Company or its subsidiaries, were eligible to receive awards under the Non-Officer Plan.
Incentive and Non-Statutory Stock Options
     The Non-Officer Plan authorizes the grant of non-statutory stock options. Because the Non-Officer Plan has not been approved by the Company’s stockholders, under the Internal Revenue Code of 1986, as amended, incentive stock options were not granted under the Non-Officer Plan. The exercise price of an option was determined by the Compensation Committee. The exercise price could not be less than 50% of the fair market value, as defined in the Non-Officer Plan, of the Company’s common stock on the date the option is granted. Stock options could be granted and exercised at such times as the Compensation Committee may determine, provided that the term could not exceed ten years from the date of grant. The purchase price for common stock purchased upon the exercise of stock options may be payable in cash, bank draft or money order, by delivery of shares of Company common stock having a fair market value on the date the option is exercised equal to all or any part of the option price of the common stock being purchased or any combination of the above.
Transferability and Termination of Options
     The Non-Officer Plan allows the recipient to transfer options to members of his or her immediate family under certain circumstances. Other than such transfers to family members, no option shall be assignable or transferable by the recipient other than by will or the laws of descent and distribution. If a recipient’s employment or other relationship with the Company or its affiliates is terminated for any reason other than death or disability, then any unexercised portion of such recipient’s award will generally be forfeited, except as provided in the Non-Officer Plan or such recipient’s agreement or by the Compensation Committee. Upon death or disability, any unexercised portion of such recipient’s award will automatically vest. Upon a change in control as described in the Non-Officer Plan, the Compensation Committee shall declare all outstanding options cancelled at the time of the change in control in exchange for cash in the amount described in the Non-Officer Plan unless appropriate provisions have been made for the protection of the outstanding options by the substitution of such options for options to purchase appropriate stock of the surviving entity in the change in control.
Adjustments, Modifications, Termination
     The Non-Officer Plan gives the Board the right to amend, suspend or discontinue the Non-Officer Plan. Amendments to the Non-Officer Plan are subject to stockholder approval, however, if needed to comply with applicable laws or regulations. The Compensation Committee may generally also alter or amend any agreement covering an award granted under the Non-Officer Plan to the extent permitted by law.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, or one of its predecessors, has been the independent registered public accounting firm for us since 1986. The Audit Committee has again selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2011, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.
     A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
Audit and Non-Audit Fees
     The following table presents fees for fiscal 2010 and 2009 for professional audit services performed by PricewaterhouseCoopers for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements for each quarter in fiscal 2010 and 2009 and all other services performed:

	Year Ended September 30,
	2010	2009
Audit Fees	$725,626	$615,369
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$725,626	$615,369

     The Audit Committee pre-approved all of the services described above pursuant to engagements that occurred in fiscal 2010 and 2009.
     The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and each recurring permissible non-audit service to be provided by the independent registered public accounting firm during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegates authority to grant such pre-approvals during the year between Audit Committee meetings to the Audit Committee Chairman. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2011.

ADDITIONAL MATTERS
     Our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including our consolidated financial statements, is being mailed with this Proxy Statement.
     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.
By Order of the Board of Directors,

James E. Nicholson
Secretary
Dated: November 29, 2010

DIGI INTERNATIONAL INC. ATTN: LEA LUNDEEN 11001 BREN RD. EAST MINNETONKA, MN 55343 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M28110-P03144 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DIGI INTERNATIONAL INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: 1. Election of Directors Nominees: 01) Joseph T. Dunsmore 02) Bradley J. Williams The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the company for the 2011 fiscal year. NOTE: If any other matters properly come before the annual meeting calling for a vote of stockholders, the shares represented by this proxy will be voted by the persons named herein in accordance with their best judgment. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date

DIGI INTERNATIONAL INC. 11001 Bren Rd. East Minnetonka, MN 55343 Annual Meeting of Stockholders January 20, 2011 3:30 PM Minneapolis Marriott Southwest 5801 Opus Parkway Minnetonka, Minnesota Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M28111-P03144 DIGI INTERNATIONAL INC. Annual Meeting of Stockholders January 20, 2011 3:30 PM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Joseph T. Dunsmore and Brenda L. Mueller, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all shares of Common Stock of Digi International Inc. held of record by the undersigned at the close of business on November 23, 2010, at the Annual Meeting of Stockholders to be held on January 20, 2011, or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side